UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	October 15, 2007

Thomas Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22010	72-0843540
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5221 N. O’Connor Blvd., Suite 500
Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code:	(972) 869-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On October 15, 2007, the Board of Directors of Thomas Group, Inc. (the “Company”) appointed Michael J. Barhydt as the Company’s Vice President, Chief Financial Officer, Treasurer and Secretary effective October 18, 2007. Mr. Barhydt, age 37, previously served as the Company’s Controller from June 2005 and as Assistant Controller from January 2005 to June 2005. During Mr. Barhydt’s service, he has led the Company’s accounting department and its Sarbanes-Oxley compliance efforts. Prior to Thomas Group, Mr. Barhydt held positions at WMC Management Co., New York Life, and, prior to 2002, PricewaterhouseCoopers. Mr. Barhydt graduated with a Bachelors of Business Administration in Accounting from the University of Oklahoma in 1993 and Master of Business Administration from the University of Oklahoma in 1995. Mr. Barhydt is a Certified Public Accountant.

In his role as Chief Financial Officer, Mr. Barhydt will receive annual base compensation of $165,000 per year and has received an award of 10,000 shares of restricted stock under the Company’s 2005 Omnibus Stock and Incentive Plan upon terms established and approved by the Compensation and Corporate Governance Committee of the Board of Directors. Mr. Barhydt has not entered into any employment agreement with the Company with respect to services to be rendered in his capacity as Vice President, Chief Financial Officer, Treasurer and Secretary.

There is no family relationship between Mr. Barhydt and any director of executive officer of the Company. As of the date of this report, Mr. Barhydt has not entered into any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

	99.1	Net Profit Restricted Share Award Agreement for Michael J. Barhydt dated October 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thomas Group, Inc.
(Registrant)

Date:	October 18, 2007	By:	/s/ James T. Taylor
James T. Taylor,
President & Chief Executive Officer